Exhibit 4(d)1

LOUISIANA POWER & LIGHT COMPANY

to

THE CHASE MANHATTAN BANK
(NATIONAL ASSOCIATION)
(successor to The Chase National Bank of the City of New York)

and

CHARLES F. RUGE
(successor to Carl E. Buckley),

As Trustees under Louisiana Power & Light Company’s Mortgage and Deed of Trust, dated as of April 1, 1944

__________

TWENTY-FIRST SUPPLEMENTAL INDENTURE

__________

Dated as of March 1, 1975

TWENTY-FIRST SUPPLEMENTAL INDENTURE
INDENTURE, dated as of March 1, 1975, between LOUISIANA POWER & LIGHT COMPANY, a corporation of the State of Louisiana, whose post office address is 142 Delaronde Street, New Orleans, Louisiana 70174 (hereinafter sometimes called the Company), and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), a national banking association existing under the laws of the United States of America (successor to The Chase National Bank of the City of New York), whose post office address is 1 Chase Manhattan Plaza, New York, New York 10015 (hereinafter sometimes called the Corporate Trustee), and CHARLES F. RUGE (successor to Carl E. Buckley), whose post office address is 80 Michael Street, Iselin, New Jersey 08830 (hereinafter sometimes called the Co-Trustee), as Trustees (the Corporate Trustee and the Co-Trustee being hereinafter together sometimes called the Trustees), as Trustees under the Mortgage and Deed of Trust, dated as of April 1, 1944 (hereinafter called the Mortgage), which Mortgage was executed and delivered by Louisiana Power & Light Company, a corporation of the State of Florida (hereinafter sometimes called the Florida Company), to secure the payment of bonds issued or to be issued under and in accordance with the provisions of the Mortgage, reference to which Mortgage is hereby made, this Indenture (hereinafter called the Twenty-first Supplemental Indenture) being supplemental thereto;
WHEREAS, the Mortgage was recorded in various Parishes in the State of Louisiana, which Parishes are the same Parishes in which this Twenty-first Supplemental Indenture is to be recorded; and
WHEREAS, by the Mortgage, the Florida Company covenanted that it would execute and deliver such supplemental indenture or indentures and such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Mortgage and to make subject to the lien of the Mortgage any property thereafter acquired and intended to be subject to the lien thereof; and
WHEREAS, the Florida Company executed and delivered to the Trustees the following supplemental indentures:

Designation	Dated as of
First Supplemental Indenture	March 1, 1948
Second Supplemental Indenture	November 1, 1950
Third Supplemental Indenture	September 1, 1953
Fourth Supplemental Indenture	October 1, 1954
Fifth Supplemental Indenture	January 1, 1957
Sixth Supplemental Indenture	April 1, 1960
Seventh Supplemental Indenture	June 1, 1964
Eighth Supplemental Indenture	March 1, 1966
Ninth Supplemental Indenture	February 1, 1967
Tenth Supplemental Indenture	September 1, 1967
Eleventh Supplemental Indenture	March 1, 1968
Twelfth Supplemental Indenture	June 1, 1969
Thirteenth Supplemental Indenture	December 1, 1969
Fourteenth Supplemental Indenture	November 1, 1970
Fifteenth Supplemental Indenture	April 1, 1971
Sixteenth Supplemental Indenture	January 1, 1972
Seventeenth Supplemental Indenture	November 1, 1972
Eighteenth Supplemental Indenture	June 1, 1973
Nineteenth Supplemental Indenture	March 1, 1974

which supplemental indentures were recorded in various Parishes in the State of Louisiana; and

WHEREAS, the Florida Company executed and delivered to the Trustees a Twentieth Supplemental Indenture, dated as of November 1, 1974, which was recorded in Parishes in the State of Louisiana as follows :

Parish	Date Filed	Entry or File Number	Mortgage Book	Folio
Ascension	November 8, 1974	132297	221	209
Assumption	November 12, 1974	114100	104	575
Avoyelles	November 11, 1974	265355	*36	639
Bienville	November 12, 1974	W-2739	133	402
Bossier	November 12, 1974	269700	304	370
Caldwell	November 12, 1974	132105	80	152
Catahoula	November 12, 1974	146190	85	230
Claiborne	November 12, 1974	268542	111	59
Concordia	November 12, 1974	125485	67	231
East Carroll	November 12, 1974	41992	112	202
East Feliciana	November 12, 1974	72408	57	224
Franklin	November 12, 1974	197809	117	78
Grant	November 12, 1974	30826	94	161
Iberville	November 8, 1974	16	127	44
Jackson	November 12, 1974	221801	* LL	452
Jefferson	November 8, 1974	660660	**6	397
Lafourche	November 8, 1974	396931	252	428
LaSalle	November 12, 1974	96226	89	656
Lincoln	November 12, 1974	C-90662	107	693
Livingston	November 8, 1974	104461	***39	466
Madison	November 12, 1974	46847	41-A	403
Morehouse	November 12, 1974	41182	244	169
Natchitoches	November 12, 1974	M-A-2601	333 A	524
Orleans	November 8, 1974	†145344	2202 A	403
Ouachita	November 12, 1974	697959	810	257
Plaquemines	November 8, 1974	121	78	295
Rapides	November 12, 1974	633714	742	729
Red River	November 12, 1974	127395	74	249
Richland	November 12, 1974	216308	182	150
Sabine	November 12, 1974	225478	106	277
St. Bernard	November 8, 1974	130051	123	249
St. Charles	November 12, 1974	46840	190	716
St. Helena	November 12, 1974	26299	80	60
St. James	November 8, 1974	39987	83	559
St. John the Baptist	November 12, 1974	49022	55	719
St. Martin	November 12, 1974	82882	226	225
St. Tammany	November 8, 1974	325390	563	166
Tangipahoa	November 8, 1974	214341	259	624
Tensas	November 12, 1974	96990	20	894
Terrebonne	November 8, 1974	477046	390	97
Union	November 12, 1974	163352	104	1
Vernon	November 12, 1974	328017	440	678
Washington	November 8, 1974	56752	260	217
Webster	November 12, 1974	248463	203	802
West Carroll	November 12, 1974	147222	90	396

Winn	November 12, 1974	91454	89	689

* Special Mortgage Book
** Bond Mortgage Book
*** Amortization Mortgage Book
† Notarial Archives Number

WHEREAS, the Florida Company has heretofore issued, in accordance with the provisions of the Mortgage, as supplemented, the following series of First Mortgage Bonds:

Series	Principal Amount Issued	Principal Amount Outstanding
3% Series due 1974	$17,000,000	None
3⅛% Series due 1978	$10,000,000	$10,000,000
3% Series due 1980	$10,000,000	$ 9,900,000
4% Series due 1983	$12,000,000	None
3⅛% Series due 1984	$18,000,000	$18,000,000
4¾% Series due 1987	$20,000,000	$20,000,000
5% Series due 1990	$20,000,000	$20,000,000
4⅝% Series due 1994	$25,000,000	$25,000,000
5¾% Series due 1996	$35,000,000	$35,000,000
5⅝% Series due 1997	$16,000,000	$16,000,000
6½% Series due September 1, 1997	$18,000,000	$18,000,000
7⅛% Series due 1998	$35,000,000	$35,000,000
9⅜% Series due 1999	$25,000,000	$25,000,000
9⅜% Series due 2000	$20,000,000	$20,000,000
7⅞% Series due 2001	$25,000,000	$25,000,000
7½% Series due 2002	$25,000,000	$25,000,000
7½% Series due November 1, 2002	$25,000,000	$25,000,000
8% Series due 2003	$45,000,000	$45,000,000
8¾% Series due 2004	$45,000,000	$45,000,000
9½% Series due November 1, 1981	$50,000,000	$50,000,000
which bonds are also hereinafter sometimes called bonds of the First through Twentieth Series, respectively; and
WHEREAS, subject to the provisions thereof, Section 85 of the Mortgage permits the merger of the Florida Company into any corporation having corporate authority to carry on any of the businesses mentioned in the first sentence of Section 4 of the Mortgage; and
WHEREAS, Section 86 of the Mortgage provides, among other things, that if the Florida Company shall be merged into any other corporation, the corporation into which the Florida Company shall have been merged - upon executing with the Trustees and causing to be recorded an indenture whereby such successor corporation shall assume and agree to pay, duly and punctually, the principal of and interest on the bonds issued under the Mortgage in accordance with the provisions of said bonds and of any appurtenant coupons and of the Mortgage, and shall agree to perform and fulfill all the covenants and conditions of the Mortgage to be kept or performed by the Florida Company thereunder - shall succeed to and be substituted for the Florida Company with the same effect as if such successor corporation had been named in the Mortgage, and shall have and may exercise under the Mortgage the same powers and rights as the Florida Company; and
WHEREAS, the Company has corporate authority to carry on businesses mentioned in the first sentence of Section 4 of the Mortgage and, as permitted by Section 85 of the Mortgage, the Florida Company has been merged into the Company, and the Company is the continuing and surviving corporation or successor corporation resulting from such merger; and
WHEREAS, pursuant to and in accordance with said Section 86 of the Mortgage the Company now desires to execute with the Trustees and to cause to be recorded an indenture of the tenor aforesaid; and
WHEREAS, the execution, delivery and recordation by the Company of this Twenty-first Supplemental Indenture have been duly authorized by the Board of Directors of the Company by appropriate Resolutions of said Board of Directors;
NOW, THEREFORE, THIS INDENTURE WITNESSETH: That Louisiana Power & Light Company, a corporation of the State of Louisiana (successor by merger to Louisiana Power & Light Company, a corporation of the State of Florida), in consideration of the premises and of One Dollar to it duly paid by the Trustees at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in further evidence of assurance of the estate, title and rights of the Trustees and in order further to secure the payment both of the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage, according to their tenor and effect, and the performance of all of the provisions of the Mortgage (including any instruments supplemental thereto and any modification made as in the Mortgage provided) and of said bonds, and in compliance with, in satisfaction of and pursuant to the provisions of Sections 85 and 86 of the Mortgage, (a) hereby assumes and agrees to pay, duly and punctually, the principal of and interest on the bonds issued and now outstanding under the Mortgage, as supplemented, in accordance with the provisions of said bonds and of any appurtenant coupons and of the Mortgage, as supplemented, and agrees to duly and punctually observe, perform and fulfill all the covenants and conditions of the Mortgage, as supplemented, to be kept or performed by the Florida Company thereunder; and (b) hereby grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, hypothecates, affects, pledges, sets over and confirms (subject, however, to Excepted Encumbrances as defined in Section 6 of the Mortgage) unto Charles F. Ruge and (to the extent of its legal capacity to hold the same for the purposes hereof) to The Chase Manhattan Bank (National Association), as Trustees under the Mortgage, and to their successor or successors in said trust, and to said Trustees and their successors and assigns forever, all of the property, real, personal or mixed (except any herein or in the Mortgage, as supplemented, expressly excepted), now owned or hereafter acquired by the Company or, subject to the provisions of Section 87 of the Mortgage, by any successor corporation (by purchase, consolidation, merger, donation, construction, erection or in any other way) and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing) all lands, power sites, flowage rights, water rights, water locations, water appropriations, ditches, flumes, reservoirs, reservoir sites, canals, raceways, dams, dam sites, aqueducts and all other rights or means for appropriating, conveying, storing and supplying water; all rights-of-way and roads; all plants for the generation of electricity by steam, water and/or other power; all power houses, gas plants, street lighting systems, standards and other equipment incidental thereto, telephone, radio and television systems, air-conditioning systems and equipment incidental thereto, water works, water systems, steam heat and hot water plants, substations, lines, service and supply systems, bridges, culverts, tracks, ice or refrigeration plants and equipment, offices, buildings and other structures and the equipment thereof; all machinery, engines, boilers, dynamos, electric, gas and other machines, regulators, meters, transformers, generators, motors, electrical, gas and mechanical appliances, conduits, cables, water, steam heat, gas or other pipes, gas mains and pipes, service pipes, fittings, valves and connections, pole and transmission lines, wires, cables, tools, implements, apparatus, furniture and chattels; all municipal and other franchises, consents, or permits; all lines for the transmission and distribution of electric current, gas, steam heat or water for any purpose, including towers, poles, wires, cables, pipes, conduits, ducts and all apparatus for use in connection therewith; all real estate, lands, easements, servitudes, licenses, permits, franchises, privileges, rights-of-way and other rights in or relating to real estate or the occupancy of the same and (except as herein or in the Mortgage, as heretofore supplemented, expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore or in the Mortgage, as heretofore supplemented, described.
TOGETHER WITH all and singular the tenements, hereditaments, prescriptions, servitudes and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 57 of the Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.
IT IS HEREBY AGREED by the Company that all the property, rights and franchises acquired by the Company or, subject to the provisions of Section 87 of the Mortgage, by any successor corporation (by purchase, consolidation, merger, donation, construction, erection or in any other way) after the date hereof (except any herein or in the Mortgage, as heretofore supplemented, expressly excepted), shall be and are as fully granted and conveyed hereby and as fully embraced within the lien hereof and the lien of the Mortgage, as if such property, rights and franchises were now owned by the Company and were specifically described herein and conveyed hereby.
PROVIDED THAT the following are not and are not intended to be now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed hereunder and are hereby expressly excepted from the lien and operation of this Twenty-first Supplemental Indenture and from the lien and operation of the Mortgage, namely: (1) cash, shares of stock, bonds, notes and other obligations and other securities not hereafter specifically pledged, paid, deposited, delivered or held under the Mortgage or covenanted so to be; (2) merchandise, equipment, materials or supplies held for the purpose of sale in the usual course of business and fuel, oil and similar materials and supplies consumable in the operation of any properties of the Company; rolling stock, buses, motor coaches, automobiles and other vehicles and all aircraft; (3) bills, notes and accounts receivable, judgments, demands and choses in action, and all contracts, leases and operating agreements not specifically pledged under the Mortgage or covenanted so to be; (4) the last day of the term of any lease or leasehold which may hereafter become subject to the lien of the Mortgage; (5) electric energy, gas, ice, and other materials or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; all timber, minerals, mineral rights and royalties; (6) the Company’s franchise to be a corporation; and (7) any property heretofore released pursuant to any provisions of the Mortgage and not heretofore disposed of by the Company; provided, however, that the property and rights expressly excepted from the lien and operation of the Mortgage in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that either or both of the Trustees or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XIII of the Mortgage by reason of the occurrence of a Default as defined in Section 65 thereof.
TO HAVE AND TO HOLD all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, hypothecated, affected, pledged, set over or confirmed by the Company as aforesaid, or intended so to be, unto Charles F. Ruge and (to the extent of its legal capacity to hold the same for the purposes hereof) to The Chase Manhattan Bank (National Association), as Trustees, and their successors and assigns forever.

IN TRUST NEVERTHELESS, for the same purposes and upon the same terms, trusts and conditions and subject to and with the same provisos and covenants as are set forth in the Mortgage, as supplemented, this Twenty-first Supplemental Indenture being supplemental thereto.
AND IT IS HEREBY COVENANTED by the Company that all the terms, conditions, provisos, covenants and provisions contained in the Mortgage, as supplemented, shall affect and apply to the property hereinbefore described and conveyed and to the estate, rights, obligations and duties of the Company and the Trustees and the beneficiaries of the trust with respect to said property, and to the Trustees and their successors as Trustees of said property in the same manner and with the same effect as if the said property had been owned by the Florida Company at the time of the execution of the Mortgage, and had been specifically and at length described in and conveyed to said Trustees by the Mortgage as a part of the property therein stated to be conveyed.
The Company further covenants and agrees to and with the Trustees and their successor or successors in said trust under the Mortgage, as follows:

ARTICLE I

MISCELLANEOUS PROVISIONS

Section 1.Subject to the amendments provided for in this Twenty-first Supplemental Indenture, the terms defined in the Mortgage, as heretofore supplemented, shall, for all purposes of this Twenty-first Supplemental Indenture, have the meanings specified in the Mortgage, as heretofore supplemented.

Section 2.The Trustees hereby accept the trusts herein declared, provided, created or supplemented and agree to perform the same upon the terms and conditions herein and in the Mortgage, as heretofore amended, set forth and upon the following terms and conditions:

The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twenty-first Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general each and every term and condition contained in Article XVII of the Mortgage, as heretofore amended, shall apply to and form part of this Twenty-first Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Twenty-first Supplemental Indenture.
Section 3.Whenever in this Twenty-first Supplemental Indenture either of the parties hereto is named or referred to, this shall, subject to the provisions of Articles XVI and XVII of the Mortgage, as heretofore amended, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Twenty-first Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustees, or either of them, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

Section 4.Nothing in this Twenty-first Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds and coupons Outstanding under the Mortgage, any right, remedy or claim under or by reason of this Twenty-first Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Twenty-first Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the bonds and coupons Outstanding under the Mortgage.

Section 5.It is the intention and it is hereby agreed that, so far as concerns that portion of the Mortgaged and Pledged Property situated within the State of Louisiana, the general language of conveyance contained in this Twenty-first Supplemental Indenture is intended and shall be construed as words of hypothecation and not of conveyance, and that, so far as the said Louisiana property is concerned, this Twenty-first Supplemental Indenture shall be considered as an act of mortgage and pledge under the laws of the State of Louisiana, and the Trustees herein named are named as mortgagee and pledgee in trust for the benefit of themselves and of all present and future holders of bonds and coupons issued and to be issued under the Mortgage, and are irrevocably appointed special agents and representatives of the holders of the bonds and coupons issued and to be issued under the Mortgage and vested with full power in their behalf to effect and enforce the mortgage and pledge hereby constituted for their benefit, or otherwise to act as herein provided for.

Section 6.This Twenty-first Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, LOUISIANA POWER & LIGHT COMPANY, a Louisiana corporation, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its President or one of its Vice Presidents, and its corporate seal to be attested by its Secretary or one of its Assistant Secretaries for and in its behalf, in the City of New Orleans, Louisiana, and The Chase Manhattan Bank (National Association), in token of its acceptance of the trust hereby created, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by one of its Vice Presidents or one of its Second Vice Presidents and its corporate seal to be attested by one of its Assistant Secretaries, and Charles F. Ruge for all like purposes has hereunto set his hand and affixed his seal, in The City of New York, as of the day and year first above written.

Louisiana Power & Light Company By/s/ J. M. Wyatt J. M. Wyatt Senior Vice President
[CORPORATE SEAL] Attest: /s/ W. H. Talbot W. H. Talbot Secretary
Executed, sealed and delivered by Louisiana Power & Light Company in the presence of: /s/ John H. Erwin Jr. John H. Erwin Jr.
/s/ Nolin J. Briley Nolin J. Briley

The Chase Manhattan Bank (National Association), as Trustee By/s/ J. A. Payne J. A. Payne Vice President
[CORPORATE SEAL] Attest: /s/ David Leverich[L.S.] David Leverich, Assistant Secretary
/s/ Charles F. Ruge[L.S.] Charles F. Ruge As Co-Trustee
Executed, sealed and delivered by The Chase Manhattan Bank (National Association) and Charles F. Ruge in the presence of: /s/ Donald Stasiak Donald Stasiak
/s/ Lillian Oertel Lillian Oertel

STATE OF LOUISIANA PARISH OF ORLEANS	ss.:

On this ___ day of March, 1975, before me appeared J. M. WYATT, to me personally known, who, being by me duly sworn, did say that he is the Senior Vice President of LOUISIANA POWER & LIGHT COMPANY, and that the seal affixed to the above instrument is the corporate seal of said corporation and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said J. M. WYATT acknowledged said instrument to be the free act and deed of said corporation.
On the ___ day of March, in the year 1975, before me personally came J. M. WYATT, to me known, who, being by me duly sworn, did depose and say that he resides at 102 Berkley Drive, New Orleans, State of Louisiana; that he is the Senior Vice President of LOUISIANA POWER & LIGHT COMPANY, one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal, that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.

/s/ MELVIN I. SCHWARTZMAN MELVIN I. SCHWARTZMAN Notary Public, Parish of Orleans, State of La. My Commission is issued for life.

STATE OF NEW YORK PARISH OF NEW YORK	ss.:

On this ____ day of March, 1975, before me appeared J. A. PAYNE, to me personally known, who, being by me duly sworn, did say that he is a Vice President of THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), and that the seal affixed to the above instrument is the corporate seal of said corporation and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said J. A. PAYNE acknowledged said instrument to be the free act and deed of said corporation.
On the ____ day of March, in the year 1975, before me personally came J. A. PAYNE, to me known, who, being by me duly sworn, did depose and say that he resides at Hiram Road, Cold Spring, New York; that he is a Vice President of THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal, that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.

/s/ ISABELLE B. SHAW ISABELLE B. SHAW Notary Public, State of New York Qualified in Richmond County No. 43-3619760 Certificate Filed with New York Co. Clerk Commission Expires March 30, 1975

STATE OF NEW YORK PARISH OF NEW YORK	ss.:

On this ____ day of March, 1975, before me personally appeared CHARLES F. RUGE, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed.
On the ____ day of March, 1975, before me personally came CHARLES F. RUGE, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same.

ISABELLE B. SHAW Notary Public, State of New York Qualified in Richmond County No. 43-3619760 Certificate Filed with New York Co. Clerk Commission Expires March 30, 1975